EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-180934, 333-134015, 333-134291, 333-104011, 333-84312, 333-57244, 333-34312, 333-39627 and 333-195839) of Datawatch Corporation of our report dated December 5, 2014, relating to our audit of the consolidated financial statements for the year ending September 30, 2014 and internal control over financial reporting as of September 30, 2014, which appear in this Annual Report on Form 10-K of Datawatch Corporation for the year ending September 30, 2014.

/s/ McGladrey LLP

McGladrey LLP

Boston, Massachusetts

December 5, 2014